Exhibit 3.2

FIRST AMENDMENT
TO THE
BYLAWS
OF
AMTECH SYSTEMS, INC.

          Pursuant to the provisions of Section 11.1 of the Bylaws (the “Bylaws”) of Amtech Systems, Inc, an Arizona corporation (the “Corporation”), the following amendment to the Bylaws was adopted pursuant to a Unanimous Consent in Lieu of Special Meeting of the Board of Directors of the Corporation, dated as of May 10, 2007:

1.	Section 3.7 - Voting shall be amended by replacing it in its entirety with the following:

3.7          Voting.          Except for the election of directors (which will be governed by cumulative voting pursuant to applicable law) and except as may otherwise be required by the corporation’s Articles, these Bylaws or by statute, each issued and outstanding share of the corporation (specifically excluding shares held in the treasury of the corporation) represented at any meeting of the shareholders in person or by a proxy given pursuant to Section 3.6 above, will be entitled to one vote of the shareholders at such meeting. Unless otherwise required by the corporation’s Articles or by applicable law, approval by the shareholders of the adoption or amendment of an equity based compensation plan for employees will require only the minimum vote required under Arizona law. Unless otherwise required by the corporation’s Articles or by applicable law, any other question submitted to the shareholders will be resolved by a majority of the votes cast thereon, provided that such votes constitute a majority of the quorum of that particular meeting, whether or not such quorum is then present. Voting will be by ballot on any question as to which a ballot vote is demanded prior to the time the voting begins by any person entitled to vote on such question; otherwise, a voice vote will suffice. No ballot or change of vote will be accepted after the polls have been declared closed following the ending of the announced time for voting.

2.	Except as expressly amended herein, the Bylaws of the Corporation shall remain in full force and effect.

CERTIFICATE

          I, Robert T. Hass, Assistant Secretary of Amtech Systems, Inc (the “Corporation”), do hereby certify that the foregoing is a true and correct copy of the First Amendment to the Corporation’s Bylaws adopted by the Board of Directors of the Corporation on May 10, 2007.

          IN WITNESS WHEREOF, I have set my hand this 14th day of May, 2007.

/s/ Robert T. Hass

Robert T. Hass, Assistant Secretary